Exhibit 99.1

News Release

Investor Relations:	Media Contact:
Randy Scherago	Val Webb
GeoEye	GeoEye
(703) 480-6325	(303) 254-2120
scherago.randy@geoeye.com	webb.val@geoeye.com

GeoEye Reports Second Quarter 2011 Earnings Results

-- Conference Call Scheduled for Tuesday, August 2, 2011, 8:30 a.m. EDT --

HERNDON, Va. (Aug. 1, 2011) – GeoEye, Inc. (NASDAQ: GEOY), a leading source of geospatial information and insight, announced today results for its fiscal second quarter ended June 30, 2011.

“During the quarter, GeoEye continued to produce solid revenue growth and operating results that were in line with our expectations,” said Matt O’Connell, GeoEye’s chief executive officer and president. “We have continued to focus on the successful execution of our multi-billion-dollar EnhancedView award; the integration of our GeoEye Analytics business; and the development of new government, international and commercial customers. We are very pleased with the way we have positioned the Company for second-half growth and with the revenue visibility that we have into the remainder of the year.”

SECOND QUARTER RESULTS

Total revenues were $87.2 million for the second quarter of 2011, a 7.7 percent increase from the second quarter of 2010. The net income available to common stockholders for the second quarter of 2011 was $11.1 million, or $0.49 per fully diluted share, compared to $12.1 million, or $0.55 per fully diluted share, for the second quarter of 2010. Adjusted net income available to common shareholders (a non-GAAP measurement that excludes the impact of non-operating charges, gains and one-time charges and tax benefits) for the second quarter of 2011 was also $11.1 million, or $0.49 per diluted share, as compared to $10.1 million, or $0.46 per diluted share, in the same period in 2010.

Operating profit was $23.6 million for the second quarter of 2011. Operating margin was 27.1 percent for the second quarter of 2011, compared to 30.0 percent in the second quarter of 2010. Adjusted EBITDA (a non-GAAP measurement defined as net income before interest, taxes, depreciation, amortization, non-cash recognition of stock compensation expense and other items) was approximately $44.0 million for the second quarter of 2011, compared to $42.3 million in the same period in 2010.

The Company ended the second quarter of 2011 with unrestricted cash, cash equivalents and short-term investments of $251.1 million; total assets of approximately $1.3 billion; stockholders’ equity of $472.7 million and long-term debt of $509.6 million.

News Release

SECOND QUARTER 2011 OPERATING HIGHLIGHTS

Revenue Mix
•
Imagery revenues in the second quarter of 2011 were $61.6 million, or 70.6 percent of total revenues. Production and other services revenues were $19.6 million, or 22.5 percent of total revenues. The NextView cost share accounted for revenues of $6.0 million, or 6.9 percent of total revenues.

•
We recognized $36.6 million of imagery and other revenue under the EnhancedView SLA during the second quarter.  U.S government revenues were $56.9 million, or 65.0 percent of total revenues in the quarter.

Geographic Information
•
Domestic revenues were $68.3 million for the second quarter of 2011, or 78.4 percent of total revenues for the period. International revenues were $18.9 million for the second quarter of 2011, or 21.6 percent of total revenues for the period.

•
Domestic revenues increased 10.0 percent for the second quarter of 2011, compared to the same period in 2010. International revenues were flat for the second quarter of 2011, compared to the same period in 2010.

GeoEye Capital Expenditures and GeoEye-2 Construction
•
During the quarter, the Company invested $66.0 million for the continued development and construction of the GeoEye-2 satellite. To date, the Company has invested $455.3 million in the GeoEye-2 satellite program.

SIX MONTH RESULTS

Total revenues for the six months ended June 30, 2011, were $173.8 million, a 7.7 percent increase from $161.4 million in the six months ended June 30, 2010. The Company’s Adjusted EBITDA for the six-month period ended June 30, 2011, was $87.7 million, an increase of 2.2 percent from the same period in 2010. The net income available to common stockholders for the six months ended June 30, 2011, was $21.1 million, or $0.93 per fully diluted share, as compared to net income available to common stockholders of $12.9 million, or $0.59 per fully diluted share, in the same period in 2010.

FISCAL YEAR 2011 FINANCIAL OUTLOOK

For the full year, the Company is revising its previous guidance as to revenue, Adjusted EBITDA and earnings per share. Our new expectations for 2011 are for revenues to range from $365 million to $375 million, Adjusted EBITDA to range from $182.0 million to $188.0 million and earnings per share of $2.00 to $2.25.

These estimates represent management's current expectations about the Company's future financial performance, based on information available at this time.

CONFERENCE CALL INFORMATION

GeoEye, Inc. (NASDAQ: GEOY) will host a conference call for investors and analysts to discuss financial results for the second quarter, which ended June 30, 2011.

News Release

When: Tuesday, August 2, 2011, at 8:30 a.m. Eastern Daylight Time

To Participate:
To participate in the call via phone, domestic callers may dial toll-free at (877) 776-4039. International callers may dial (631) 291-4808 approximately 10 minutes prior to the start time. Callers may identify themselves to the operator as GeoEye conference call participants or by using the conference ID: 76488572. Questions will be accepted from phone participants during the live call after prepared remarks and as time permits.

The conference call will also be webcast on the "Investor Relations" section of the Company's corporate Web site, www.geoeye.com. To directly access the live webcast go to: http://www.geoeye.com/CorpSite/corporate/investor-relations/Default.aspx and click on the "August 2, 2011 Investor Update Webcast" link. Please allow 15 minutes before the scheduled start time to register, download and install any necessary audio software.

Replay:
An audio replay of the second quarter conference call will be available through midnight August 16, 2011, by dialing 1-800-642-1687 and typing in the conference ID number: 76488572.

An archived webcast of the conference call will be available at the same URL address approximately two hours after the conclusion of the call.

Selected financial results for the Company are as follows (dollars in thousands, except earnings per share):

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2011	2010	Change
	(unaudited)
Revenues	$87,206	$80,961	$6,245
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	31,426	26,702	4,724
Depreciation and amortization	17,492	16,200	1,292
Selling, general and administrative	14,696	13,783	913
Total operating expenses	63,614	56,685	6,929
Income from operations	23,592	24,276	(684)
Interest expense, net	(2,604)	(7,752)	5,148
Other non-operating income	-	2,055	(2,055)
Income before provision for income taxes	20,988	18,579	2,409
Provision for income taxes	(7,579)	(6,430)	(1,149)
Net income	13,409	12,149	1,260
Preferred stock dividends	(998)	-	(998)
	12,411	12,149	262
Income allocated to participating securities	(1,344)	-	(1,344)
Net income available to common stockholders	$11,067	$12,149	$(1,082)

Earnings per share
Basic	$0.50	$0.56	$(0.06)
Diluted	$0.49	$0.55	$(0.06)
Weighted average shares basic	22,130	21,760
Weighted average shares diluted	22,756	22,063

News Release

	Six Months Ended June 30,
	2011	2010	Change
	(unaudited)
Revenues	$173,832	$161,350	$12,482
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	62,738	51,183	11,555
Depreciation and amortization	34,218	32,222	1,996
Selling, general and administrative	29,090	27,165	1,925
Total operating expenses	126,046	110,570	15,476
Income from operations	47,786	50,780	(2,994)
Interest expense, net	(7,127)	(15,995)	8,868
Other non-operating expense	-	(8,419)	8,419
Loss from early extinguishment of debt	-	(37)	37
Income before provision for income taxes	40,659	26,329	14,330
Provision for income taxes	(15,003)	(13,406)	(1,597)
Net income	25,656	12,923	12,733
Preferred stock dividends	(1,984)	-	(1,984)
	23,672	12,923	10,749
Income allocated to participating securities	(2,569)	-	(2,569)
Net income available to common stockholders	$21,103	$12,923	$8,180

Earnings per share
Basic	$0.96	$0.60	$0.36
Diluted	$0.93	$0.59	$0.34
Weighted average shares basic	22,087	21,416
Weighted average shares diluted	22,760	21,950

News Release

CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2011	2010	Change
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$236,631	$283,233	$(46,602)
Short-term investments	14,446	50,124	(35,678)
Accounts receivable - trade and unbilled receivables, net	35,434	42,868	(7,434)
Income tax receivable	20,357	34,385	(14,028)
Restricted cash	4,207	3,952	255
Prepaid expenses and other current assets	15,077	16,183	(1,106)
Total current assets	326,152	430,745	(104,593)
Property, plant and equipment, net	49,858	35,924	13,934
Satellites and related ground systems, net	817,761	697,126	120,635
Goodwill	71,228	71,568	(340)
Intangible assets, net	13,145	14,943	(1,798)
Non-current restricted cash	8,849	10,822	(1,973)
Other non-current assets	8,871	7,957	914
Total assets	$1,295,864	$1,269,085	$26,779

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$64,231	$70,936	$(6,705)
Current portion of deferred revenue	51,714	50,533	1,181
Current deferred tax liabilities	6,656	6,656	-
Total current liabilities	122,601	128,125	(5,524)
Long-term debt	509,551	508,160	1,391
Long-term deferred revenue, net of current portion	146,843	161,673	(14,830)
Non-current income tax reserve	626	626	-
Deferred tax liabilities	36,918	21,336	15,582
Other non-current liabilities	6,651	5,922	729
Total liabilities	823,190	825,842	(2,652)
Commitments and contingencies	-	-	-
Stockholders’ equity:
Series A convertible preferred stock	1	1	-
Series B junior participating preferred stock	-	-
Common stock	222	221	1
Additional paid-in capital	373,481	367,723	5,758
Retained earnings	98,970	75,298	23,672
Total stockholders’ equity	472,674	443,243	29,431
Total liabilities and stockholders’ equity	$1,295,864	$1,269,085	$26,779

News Release

CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
(in thousands)

	Six Months Ended June 30,
	2011	2010	Change
	(unaudited)
Net cash provided by operating activities	$85,272	$46,331	$38,941
Net cash used in investing activities	(130,620)	(84,589)	(46,031)
Net cash (used in) provided by financing activities	(1,254)	14,198	(15,452)
Net decrease in cash and cash equivalents	(46,602)	(24,060)	(22,542)
Cash and cash equivalents, beginning of period	283,233	208,872	74,361
Cash and cash equivalents, end of period	$236,631	$184,812	$51,819

ADJUSTED EBITDA
(in thousands)

	Three Months Ended		Six Months Ended June 30,
	2011	2010	2011	2010
Net income	$13,409	$12,149	$25,656	$12,923
Adjustments:
Interest expense, net	2,604	7,752	7,127	15,995
Loss from early extinguishment of debt	-	-	-	37
Provision for income taxes	7,579	6,430	15,003	13,406
Depreciation and amortization	17,492	16,200	34,218	32,222
Non-cash stock-based compensation expense	2,892	1,848	5,737	2,841
Non-cash change in fair value of financial instrument	-	(2,055)	-	8,419
Adjusted EBITDA	$43,976	$42,324	$87,741	$85,843

Adjusted EBITDA is a non-GAAP financial measure that represents net income before depreciation and amortization expenses, net interest income or expense, provision for income taxes, non-cash stock-based compensation expense and other items.  We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing operations.  However, Adjusted EBITDA is not a recognized term under financial performance under GAAP, and our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures of other companies.

News Release

ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS AND ADJUSTED DILUTED EPS
(in thousands, except per share amounts)

	Three Months Ended 6/30/11	Three Months Ended 6/30/10	Six Months Ended 6/30/11	Six Months Ended 6/30/10

Net income available to common stockholders	$11,067	$12,149	$21,103	$12,923
Adjustments:
Non-cash change in fair value of financial instrument	-	(2,055)	-	8,419
Adjusted net income available to common stockholders	$11,067	$10,094	$21,103	$21,342

Adjusted fully diluted shares	22,756	22,063	22,760	21,950
Adjusted diluted EPS	$0.49	$0.46	$0.93	$0.97

Adjusted Net Income Available to Common Stockholders is a non-GAAP financial measure that represents net income available to common stockholders before other items, net of tax.  Adjusted Diluted EPS is a non-GAAP financial measure that represents fully diluted earnings per share before other items, net of tax.  We believe that Adjusted Net Income Available to Common Stockholders and Adjusted Diluted EPS provide useful information to investors because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that are not related to the ongoing operations of our business.  However, Adjusted Net Income Available to Common Stockholders and Adjusted Diluted EPS are not recognized terms under financial performance under GAAP, and our calculation of Adjusted Net Income Available to Common Stockholders and Adjusted Diluted EPS may not be comparable to the calculation of similarly titled measures of other companies.

News Release

About GeoEye

GeoEye is a leading source of geospatial information and insight for decision makers and analysts who need a clear understanding of our changing world to protect lives, manage risk and optimize resources. Each day, organizations in defense and intelligence, public safety, critical infrastructure, energy and online media rely on GeoEye's imagery, tools and expertise to support important missions around the globe. Widely recognized as a pioneer in high-resolution satellite imagery, GeoEye has evolved into a complete provider of geospatial intelligence solutions. In August 2010, GeoEye was named one of Fortune Magazine’s “100 Fastest-Growing Companies” in the United States. GeoEye is a public company listed on NASDAQ as GEOY and is headquartered in Herndon, Virginia with more than 700 employees worldwide. Learn more at www.geoeye.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in "Risk Factors" included in our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010, which we filed with the Securities and Exchange Commission ("SEC") on March 15, 2011, and our Quarterly Report on Form 10-Q for the period ended March 31, 2011, which we filed with the SEC on May 10, 2011. Copies of all SEC filings may be obtained from the SEC's EDGAR Web site, http://www.sec.gov/, or by contacting: William L. Warren, Executive Vice President, General Counsel and Secretary, at 703-480-5672.

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